STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 02/08/2001
                                                          010064980 - 2957660



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


     World Wide Yacht Deliveries, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST:  That at a meeting  of the Board of  Directors  of World  Wide Yacht
Deliveries, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended said Article shall be and read as follows:

     The total number of shares of stock which this corporation is authorized to issue is: Twenty Million (20,000,000) shares with a par value of One tenth of One Cent (One Mil) ($0.001) per share, amounting to Twenty Thousand Dollars ($20,000.00).

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the Stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of share as required by statue were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.


     IN WITNESS THEREOF, said Gregory Aurre has caused its corporate seal to be hereunto affixed and this certificate to be signed by Gregory Aurre, its President and Gregory Aurre III, its secretary this 7th day of February 2001

                                                     By: /s/Gregory Aurre
                                                         President


                                                     By: /s/Gregory Aurre III
                                                         Secretary